UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Murphy Oil Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING

To the Stockholders of

    Murphy Oil Corporation:

The Annual Meeting of Stockholders of MURPHY OIL CORPORATION (the “Company”) will be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on Wednesday, May 14, 2008, at 10:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect directors to serve for the ensuing year;

2.	To vote upon the proposed 2008 Stock Plan for Non-Employee Directors;

3.	To vote upon a stockholder proposal concerning the Company’s non-discrimination in employment policy;

4.	To approve or disapprove the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for 2008; and

5.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 17, 2008, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders entitled to vote is on file at the offices of the Company, 200 Peach Street, El Dorado, Arkansas 71730.

You may vote your shares by signing and returning the enclosed proxy card or by telephone or internet as explained on the card.

WALTER K. COMPTON

           Secretary

El Dorado, Arkansas

March 28, 2008

PROXY STATEMENT

March 28, 2008

SOLICITATION

The solicitation of the enclosed proxy is made on behalf of the Board of Directors of Murphy Oil Corporation (the “Board”) for use at the Annual Meeting of Stockholders to be held on May 14, 2008. It is expected that this Proxy Statement and related materials will first be mailed to stockholders on or about March 28, 2008.

The complete mailing address of the Company’s principal executive offices is 200 Peach Street, P.O. Box 7000, El Dorado, Arkansas 71731-7000.

References in this Proxy Statement to “we,” “us,” “our,” “the Company” and “Murphy Oil” refer to Murphy Oil Corporation and our consolidated subsidiaries.

VOTING PROCEDURES

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting is required for approval of matters presented at the meeting. Your proxy will be voted at the meeting, unless you (i) revoke it at any time before the vote by filing a revocation with the Secretary of the Company, (ii) duly execute a proxy card bearing a later date, or (iii) appear at the meeting and vote in person. Proxies returned to the Company, votes cast other than in person and written revocations will be disqualified if received after commencement of the meeting. If you elect to vote your proxy by telephone or internet as described in the telephone/internet voting instructions on your proxy card, we will vote your shares as you direct. Your telephone/internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any other business submitted at the meeting to the stockholders for a vote. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

The election inspectors will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

Unless specification to the contrary is made, the shares represented by the enclosed proxy will be voted FOR all the nominees for director, FOR the adoption of the proposed 2008 Stock Plan for Non-Employee Directors, AGAINST the stockholder proposal concerning the Company’s non-discrimination in employment policy and FOR approval of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

VOTING SECURITIES

On March 17, 2008, the record date for the meeting, the Company had outstanding 189,761,501 shares of Common Stock, all of one class and each share having one vote in respect of all matters to be voted on at the meeting. This amount does not include 522,600 shares of treasury stock. Information as to Common Stock ownership of certain beneficial owners and management is set forth in the tables on pages 8 and 9 (“Security Ownership of Certain Beneficial Owners” and “Security Ownership of Management”).

ELECTION OF DIRECTORS

Proxies cannot be voted for a greater number of persons than the number of nominees named. The by-laws also provide that the directors elected at each Annual Meeting of Stockholders shall serve until their successors are elected and qualified.

To the extent authorized by the proxies, the shares represented by the proxies will be voted in favor of the election as directors of the ten nominees whose names are set forth below. If for any reason any of these nominees is not a candidate when the election occurs, the shares represented by such proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees. However, management of the Company does not expect this to occur. All of management’s nominees were elected at the last Annual Meeting of Stockholders.

All directors, other than Mr. Deming, have been deemed independent by the Board based on the categorical standards of independence included in the Company’s Corporate Governance Guidelines. As part of its independence recommendation to the Board, the Nominating and Governance Committee considered familial relationships (Mr. Deming, Mr. Murphy, Mr. Nolan and Mrs. Theus are first cousins) and ordinary course of business transactions with Purvin & Gertz (Mr. Hermes), BancorpSouth (Mr. Kelley) and Sempra Energy (Mr. Schmale), each of which were below applicable thresholds. The Committee also considered aviation interchange and related agreements with Murphy Family Management L.L.C. (Mr. Murphy) and Munoco L.C. (Mr. Nolan). Also reviewed was a 2007 transaction in which the Company sold a surplus aviation hangar to Munoco L.C. The sale price of $68,000 was based on an independent third party appraisal. Mr. Nolan, the Non-Employee Chairman of the Board, serves as presiding director at regularly scheduled (February, August and December) meetings of non-management directors without the Company’s management.

Interested parties, as well as stockholders, may send communications to the Board and/or specified individual directors c/o the Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, AR 71731-7000. The Secretary shall promptly relay all such communications to the appropriate director(s). The names of the nominees, and certain information as to them, are as follows:

Director Nominees

Name and age	Principal occupation or employment	Certain other directorships
Frank W. Blue Santa Barbara, California Age: 66 Director Since: 2003 Board Committees: Audit Nominating & Governance	International Legal Advisor/Arbitrator; Attorney, Fulbright & Jaworski from July, 2001 to October, 2003	None
Claiborne P. Deming El Dorado, Arkansas Age: 53 Director Since: 1993 Board Committees: Executive	President and Chief Executive Officer of the Company	None

Name and age	Principal occupation or employment	Certain other directorships
Robert A. Hermes Houston, Texas Age: 68 Director Since: 1999 Board Committees: Executive Chair, Nominating & Governance Public Policy & Environmental	Chairman of the Board, Retired, Purvin & Gertz, Inc., an international energy consulting firm; Chairman, Purvin & Gertz from January 2000 – October, 2004	None
James V. Kelley Tupelo, Mississippi Age: 58 Director Since: 2006 Board Committees: Audit Executive Compensation	President and Chief Operating Officer, BancorpSouth, Inc.	BancorpSouth, Inc. Tupelo, Mississippi
R. Madison Murphy El Dorado, Arkansas Age: 50 Director Since: 1993 (Chairman, 1994-2002) Board Committees: Executive Chair, Audit	Managing Member, Murphy Family Management, LLC, which manages investments, farm, timber and real estate	Deltic Timber Corporation El Dorado, Arkansas BancorpSouth, Inc. Tupelo, Mississippi
William C. Nolan, Jr. El Dorado, Arkansas Age: 68 Director Since: 1977 Board Committees: Chairman of the Board and Executive Committee, ex-officio member of all other committees	Partner, Nolan & Alderson, Attorneys; President, Noalmark Broadcasting, engaged in radio broadcasting	None
Ivar B. Ramberg Osteraas, Norway Age: 70 Director Since: 2003 Board Committees: Nominating & Governance Public Policy & Environmental	Executive Officer, Ramberg Consulting AS, an energy consulting firm	None

Name and age	Principal occupation or employment	Certain other directorships
Neal E. Schmale San Diego, California Age: 60 Director Since: 2004 Board Committees: Audit Executive Compensation	President and Chief Operating Officer, Sempra Energy, an energy services holding company, since February 1, 2006; previously Executive Vice President and Chief Financial Officer of Sempra Energy	Sempra Energy San Diego, California WD-40 Company Chairman San Diego, California
David J.H. Smith Maidstone, Kent, England Age: 65 Director Since: 2001 Board Committees: Chair, Executive Compensation Public Policy & Environmental	Chief Executive Officer, Retired, Whatman plc, a life sciences company	Idatech, plc London, U.K.
Caroline G. Theus Alexandria, Louisiana Age: 63 Director Since: 1985 Board Committees: Executive Chair, Public Policy & Environmental	President, Inglewood Land and Development Co., a farming and land holding corporation; President, Keller Enterprises, LLC which manages investments and real estate holdings	None

COMMITTEES

The standing committees of the Board are the Executive Committee, the Audit Committee, the Executive Compensation Committee, the Nominating & Governance Committee and the Public Policy & Environmental Committee.

The Executive Committee is empowered to exercise certain functions of the Board when the Board is not in session.

The Audit Committee has the sole authority to appoint or replace the Company’s independent auditors who report directly to the Audit Committee. The Audit Committee also assists with the Board’s oversight of the integrity of the Company’s financial statements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and independent auditors, the compliance by the Company with legal and regulatory requirement, and the review of programs related to compliance with the Company’s Code of Business Conduct and Ethics. The Audit Committee meets with representatives of the independent auditors and with members of the internal Auditing Division for these purposes. All of the members of the Audit Committee are independent under the rules of the New York Stock Exchange, the requirements of the Securities and Exchange Commission and the Company’s independence standards. Neal E. Schmale serves as the “Audit Committee Financial Expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Executive Compensation Committee oversees the compensation of the Company’s executives and directors and administers the Company’s Annual Incentive Compensation Plan, the Long-Term Incentive Plan and the Stock Plan for Non-Employee Directors. All of the members of the Executive Compensation Committee are independent under the rules of the New York Stock Exchange and the Company’s independence standards. The Compensation Discussion and Analysis contains additional information about the Executive Compensation Committee.

The Nominating & Governance Committee identifies and recommends potential Board members, recommends appointments to Board committees, oversees evaluation of the Board’s performance and reviews and assesses the Corporate Governance Guidelines of the Company. All of the members of the Nominating & Governance Committee are independent under the rules of the New York Stock Exchange and the Company’s independence standards. Information regarding the process for evaluating and selecting potential director candidates, including those recommended by stockholders, is set out in the Company’s Corporate Governance Guidelines. Stockholders desiring to recommend candidates for membership on the Board for consideration by the Nominating & Governance Committee should address their recommendations to: Nominating & Governance Committee of the Board of Directors, c/o Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000. As a matter of policy, candidates recommended by stockholders are evaluated on the same basis as candidates recommended by the Board members, executive search firms or other sources. The Corporate Governance Guidelines also provide a mechanism by which stockholders may send communications to Board members.

The Public Policy & Environmental Committee assists the Board in monitoring compliance with applicable environmental, health and safety laws and regulations and provides guidance as to public issues affecting the Company.

Charters for the Audit, Executive Compensation, Nominating & Governance and Public Policy & Environmental Committees, along with the Corporate Governance Guidelines and the Code of Ethical Conduct for Executive Management, are available on the Company’s website, www.murphyoilcorp.com/about/governance/default.aspx, and free of charge from the Corporate Secretary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Executive Compensation Committee in 2007 were David J.H. Smith (Chair), William C. Nolan, Jr., Neal E. Schmale and James V. Kelley. During 2007, none of the members of the Committee (a) was an officer or employee of the Company, (b) was a former officer of the Company or (c) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K.

MEETINGS AND ATTENDANCE

During 2007, there were six regular meetings and one special meeting of the Board, ten regular meetings and one special meeting of the Executive Committee, ten meetings of the Audit Committee, four meetings of the Executive Compensation Committee, two meetings of the Nominating & Governance Committee, and two meetings of the Public Policy & Environmental Committee. All nominees attended a minimum of 75% of the total number of meetings of the Board and committees on which they served. All Board members attended the 2007 annual meeting. The Corporate Governance Guidelines contain the Company’s policy with respect to board member attendance at each annual meeting of stockholders.

COMPENSATION OF DIRECTORS

Since 2003, the Company’s standard arrangement for compensation of non-employee directors has included a combination of cash and equity. In 2007, the cash component consisted of an annual retainer of $50,000 plus $2,000 for each Board or committee meeting attended. Supplemental retainers were paid to the

Chairman of the Board ($115,000), the Audit Committee Chairman ($15,000), the Audit Committee Financial Expert ($10,000), other members of the Audit Committee ($7,500), the Executive Compensation Committee Chairman ($15,000) and the chairs of all other committees ($10,000). The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

The equity component for 2007 was provided by time lapse restricted stock. Each director received 3,275 shares of restricted stock, valued at $166,861 on February 6, 2007, vesting after three years. During the vesting period the shares carry voting but no dispositive power. Dividends are accumulated over the vesting period. Further information is set forth in the following table.

2007 DIRECTOR COMPENSATION TABLE

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)		All Other Compensation ($)(4)	Total ($)
William C. Nolan, Jr.	252,417	131,946	—	—	8,928		3,666	396,957
Frank W. Blue	94,250	131,946	—	—	N/A		3,666	229,862
Robert A. Hermes	95,167	131,946	—	—	2,277		3,666	233,056
James V. Kelley	94,250	71,117	—	—	N/A		1,289	166,656
R. Madison Murphy	127,250	131,946	—	—	—	(3)	3,666	262,862
Ivar B. Ramberg	72,000	131,946	—	—	N/A		3,666	207,612
Neal E. Schmale	104,916	131,946	—	—	N/A		3,666	240,528
David J.H. Smith	86,000	131,946	—	—	1,125		3,666	222,737
Caroline G. Theus	97,167	131,946	—	—	—	(3)	3,666	232,779

(1)	Awards represent SFAS No. 123R expense in 2007 for shares awarded in 2004-2007.
(2)	The Murphy Oil Corporation Retirement Plan for Outside Directors was terminated May 14, 2003. All benefits under the plan were frozen at that time and existing participating Directors will receive a benefit under the plan at their retirement from the Board. The amount shown in this column represents the aggregate increases in the actuarial present value of these accrued benefits.
(3)	The pension value for Mr. Murphy and Mrs. Theus declined by $2,994 and $225, respectively, during 2007 due to a change in the discount rate. No earnings were reported in the table.
(4)	All other compensation includes dividends on nonvested restricted stock.

For 2008, the equity component is provided by an award of 2,770 shares of restricted stock valued at $198,831 on February 5, 2008, vesting after three years. During the vesting period the shares carry voting rights but no dispositive power. Dividends are accumulated over the vesting period. The cash component continues to consist of an annual retainer of $50,000 plus $2,000 for each Board or Committee meeting attended and the supplemental retainers discussed above.

PROPOSED 2008 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

The Company’s standard arrangement for the compensation of non-employee directors was revised in 2003 to divide remuneration into cash and equity components. To this end, a stock plan for non-employee directors (the “2003 Plan”) was submitted to, and approved by, stockholders at the 2003 annual meeting. The aim of the revision was twofold: (i) to further align the interests of directors and the stockholders they represent and (ii) to bring total director compensation to a level near the 50th percentile of the competitive market (as determined by a major national compensation consulting firm) enhancing the Company’s ability to retain and recruit qualified individuals. The Company believes this structure has been successful and, to continue in this vein, stockholders are asked to adopt the 2008 Stock Plan for Non-Employee Directors (the “2008 Plan”), which is substantially similar to the 2003 Plan which expires in May, 2008.

Awards under the 2008 Plan may be in the form of restricted stock, restricted stock units, stock options or a combination thereof. Restricted stock and restricted stock units granted under the 2008 Plan have a three year restriction period. Participants holding shares of restricted stock may exercise full voting rights and are eligible to accrue dividends over the restricted period. Participants shall have no voting rights with respect to shares underlying restricted stock units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger. Stock options granted under the 2008 Plan give a director the right to purchase a specified number of shares of the Company’s Common Stock at an option price equal to the market price on the date the option was granted. Options vest one-third at the end of one year and one-third at the end of each of the two years subsequent. Options may be exercised over a period of ten years from the date of grant.

The size of the grant each year is based on competitive data provided by a major compensation consulting firm. Grants under the 2003 Plan totaled 54,000 shares (108,000 shares post-split) in 2003; 45,580 shares (91,160 shares post-split) in 2004; 11,475 shares (22,950 shares post-split) in 2005; 20,568 shares in 2006; 32,750 shares in 2007; and 24,930 shares in 2008. The 2008 Plan expires by its terms five years following its approval. Subject to any adjustment as provided in Section XI, an aggregate of 500,000 shares of Common Stock shall be available for issuance of grants under the 2008 Plan. The shares of Common Stock deliverable upon the exercise of stock options or the award of restricted stock or restricted stock units may be made available from authorized but unissued common shares or common shares reacquired by the Company, including common shares purchased in the open market. If any grants under the 2008 Plan shall expire or terminate for any reason without having been exercised in full, the common shares subject to, but not delivered under, such grants may again become available for the grant of other stock options, restricted stock, or restricted stock units under the 2008 Plan. No common shares deliverable to the Company in full or partial payment of the purchase price payable pursuant to Section VI of the 2008 Plan shall become available for the grant of other stock options, restricted stock, or restricted stock units under the 2008 Plan. Only non-employee directors of the Company are eligible to participate in this Plan. If all nominees are elected, the Company will have nine non-employee directors. The text of the 2008 Plan is attached as Exhibit A and incorporated by reference.

The Board of Directors recommends a vote FOR this proposal.

NEW PLAN BENEFITS TABLE

The following table sets forth the benefits or amounts projected to be received by or allocated to certain individuals and groups under the proposed 2008 Stock Plan for Non-Employee Directors. These pro forma figures are based on actual 2008 awards from the expiring and substantially similar 2003 Stock Plan for Non-Employee Directors; however, there is no assurance that the value to be realized by the individuals and groups will be at or near the indicated amounts.

PRO FORMA AWARDS

	Stock Options		Restricted Stock
	Dollar Value($)	Number of Units	Dollar Value($)	Number of Units
F.W. Blue	—	—	198,831	2,770
R.A. Hermes	—	—	198,831	2,770
J.V. Kelley	—	—	198,831	2,770
R.M. Murphy	—	—	198,831	2,770
W.C. Nolan, Jr.	—	—	198,831	2,770
I.B. Ramberg	—	—	198,831	2,770
N.E. Schmale	—	—	198,831	2,770
D.J.H. Smith	—	—	198,831	2,770
C.G. Theus	—	—	198,831	2,770

Non-Employee Director Group	—	—	1,789,479	24,930

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of December 31, 2007, the following are known to the Company to be the beneficial owners of more than five percent of the Company’s Common Stock:

Name and address of beneficial owner	Amount and nature of beneficial ownership(1)		Percentage
Capital World Investors	9,560,440	(2)	5.1%
333 South Hope Street
Los Angeles, CA 90071

T. Rowe Price Associates, Inc.	25,720,818	(3)	13.5%
100 E. Pratt Street
Baltimore, Maryland 21202

(1)	Includes Common Stock for which the indicated owner has sole or shared voting or investment power and is based on the indicated owner’s Schedule 13G filing for the period ended December 31, 2007.
(2)	An investment adviser in accordance with Rule 240.13d-1(b)(1)(ii)(E). Total includes 2,898,800 shares for which reporting person has sole voting power. Beneficial ownership of shares disclaimed by reporting person. All shares are sole dispositive power shares.
(3)	These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Total includes 5,962,022 sole voting power shares. All shares are sole dispositive power shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information, as of February 15, 2008, concerning the number of shares of Common Stock of the Company beneficially owned by all directors and nominees, each of the Named Executive Officers (as hereinafter defined), and directors and executive officers as a group. Except as noted, no shares of Common Stock held by our directors or executive officers have been pledged.

Name	Personal with Full Voting and Investment Power (1)(2)(3)	Personal as Beneficiary of Trusts		Voting and Investment Power Only		Options Exercisable Within 60 Days	Total		Percent of Outstanding (if greater than one percent)
F.W. Blue	12,229					4,200	16,429		—
C.P. Deming	1,192,218	1,529,536				1,232,000	3,953,754		2.08%
R.A. Hermes	20,229					16,200	36,429		—
J.V. Kelley	12,227					—	12,227		—
R.M. Murphy	862,110	1,265,710		7,317,994	(4)	16,200	9,462,014	(8)	4.98%
W.C. Nolan, Jr.	595,514	376,584				16,200	988,298		—
I.B. Ramberg	12,229					16,200	28,429		—
N.E. Schmale	11,329					1,660	12,989		—
D.J.H. Smith	22,229					16,200	38,429		—
C.G. Theus	388,193	622,454	(5)	6,684	(6)	16,200	1,033,531		—
K.G. Fitzgerald	18,222					150,250	168,472		—
D.M. Wood	57,560					330,000	387,560		—
H. Doerr	149,938					115,000	264,938		—
S.A. Cossé	90,739					345,000	435,739		—
Directors and officers as a group(7)	3,542,907	3,794,407		7,324,678		2,931,810	17,593,802		9.27%

(1)	Includes Restricted Stock in the following amounts: Blue, Hermes, Murphy, Nolan, Ramberg, Schmale, Smith and Theus—8,199 shares each and Kelley—7,227 shares (Stock Plan for Non-Employee Directors); Deming—42,000 shares; Fitzgerald—4,000 shares; Wood—12,500 shares; Doerr —12,500 shares; Cossé—12,500 shares; (1992 Stock Incentive Plan). Restricted Stock carries voting power and the right to receive dividends, but no dispositive power during the restricted period.
(2)	Includes Company Thrift (401(k)) Plan shares in the following amounts: Deming—115,201 shares; Murphy—10,529 shares; Fitzgerald—1,568 shares; Wood—5,699 shares; Doerr—438 shares; Cossé—14,861 shares.
(3)	Includes shares held by spouse and other household members as follows: Deming—431,228 shares; Murphy—372,688 shares; Theus—28,500 shares; 18,000 of which are held jointly with spouse and 10,500 of which are held solely by spouse; and Doerr—87,500 shares.
(4)	Includes 2,292,140 shares held by trusts for the benefit of others for which Mr. Murphy is trustee or co-trustee, 823,604 shares held by a private foundation of which Mr. Murphy is President for which beneficial ownership is expressly disclaimed and 4,202,250 shares held by a limited partnership that is controlled by a limited liability company of which Mr. Murphy is a member. Mr. Murphy has beneficial interest in 350,390 of these shares. Mr. Murphy’s wife has a beneficial interest in 4,019 shares, for which beneficial ownership is expressly disclaimed.
(5)	Includes 85,202 shares for which Mrs. Theus is co-trustee and a beneficiary.
(6)	Held as Trustee for Trust for Mrs. Theus’ son.
(7)	Includes nine directors, eight officers and one director/officer.
(8)	Total includes 2,128,757 shares that are pledged as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors and executive officers and person who beneficially own more than 10% of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates. In fiscal year 2007, all our directors and executive officers and persons who beneficially own more than 10% of the Company’s Common Stock satisfied their filing requirements on a timely basis.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

In 2007, the Company did not have any Transactions with Related Persons required to be disclosed under Item 404(a) of Regulation S-K. As noted earlier, the Nominating and Governance Committee reviews annual cumulative ordinary course of business transactions with firms associated with directors and nominees for director. The Company’s management also monitors such transactions on an ongoing basis. Executive officers and directors are governed by the Company’s Code of Business Conduct and Ethics which provides that waivers may only be granted by the Board and must be promptly disclosed to stockholders. No such waivers were granted nor applied for in 2007. The Company’s Corporate Governance Guidelines require that all directors recuse themselves from any discussion or decision affecting their personal, business or professional interests.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Executive Compensation Committee (the “Committee”) of the Board oversees the compensation of the Company’s Named Executive Officers. The Executive Compensation Committee consists of no fewer than two members, each of whom has been determined by the Board to satisfy the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission and the Company’s independence principles and standards. The Nominating & Governance Committee recommends nominees for appointment to the Committee annually and as vacancies or newly created positions occur. Committee members are appointed by the Board and may be removed by the Board at any time. George S. Dembroski chaired the Committee until his retirement from the Board on May 9, 2007, at which time member David J.H. Smith became chairman. Other members include James V. Kelley, William C. Nolan, Jr., and Neal E. Schmale.

The Committee reviews and approves corporate goals and objectives relevant to CEO and other named executive officer compensation. Evaluation of the CEO’s performance in light of these objectives is made by the Committee. Any decisions regarding the CEO’s compensation are made solely by the Committee. For Named Executive Officers other than the CEO, the Committee considers their performance evaluations made by the CEO and the recommendations of the CEO. The Committee approves any compensation-related decisions affecting the pay of the other Named Executive Officers.

The Committee administers and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans and reviews and approves awards under such plans.

Sole authority to retain and terminate any compensation consultant rests with the Committee, which also has sole authority to approve the consultant’s fees and other retention terms. Advice and assistance from internal or external legal, accounting or other advisors is also available to the Committee. The Corporate Secretary serves as Secretary to the Committee.

In 2007, the Committee retained the firm of Towers Perrin to provide advice on executive compensation matters. Towers Perrin provides the Committee with, among other things, an analysis of trends and compensation for general industry, the oil and gas industry and a select group of peer companies within the oil and gas industry. For 2007, the comparator group included Anadarko Petroleum, Apache, Chevron, ConocoPhillips, Devon Energy, EOG Resources, Exxon Mobil, Hess, Newfield Exploration, Noble Energy, Occidental Petroleum, Tesoro and Valero Energy. While structured as an integrated oil company like the “major” and “super-major” oil companies, the Company’s size is more comparable to that of certain independent exploration and production companies and refining and marketing companies. Various members of the investment community place the Company in each of these groups. The comparator group was developed by Towers Perrin to provide representation from each of (i) integrated oil companies, (ii) independent exploration companies and (iii) refining and marketing companies.

In addition to peer group information, the Committee uses survey information to determine competitive market pay levels for the executives’ compensation. The surveys used include:

•	Towers Perrin 2007 General Industry Compensation Data Bank

•	Towers Perrin 2007 Petroleum Industry Compensation Data Bank

•	Mercer Human Resource Consulting 2007 Energy 27 Survey

•	Mercer Human Resource Consulting 2007 Energy Survey

•	Organization Resources Counselors 2007 Manufacturing and Marketing Survey

The survey data analyzed includes general industry and energy industry (as available) information. Regression analysis is utilized to adjust for differences in company size. Where regression is not possible, data for companies with similar revenue size is analyzed.

The Committee generally takes action on compensation matters at its meeting held in conjunction with the February Board meeting. The Company grants employee stock options at this meeting, which are dated as of the date of this meeting and priced based on the average of the high and the low market price for our shares on the date of this meeting. The Committee also considers at this time adjustments to named executives’ compensation and grants of restricted stock or restricted stock unit awards. The Committee meets at other times during the year as necessary and, in 2007, met four times.

Objectives

The Company bases its executive compensation policies on principles designed to align the interests of executives with those of stockholders. The Committee intends compensation to provide a direct link with the Company’s values, objectives, business strategies and financial results. In order to attract and retain key executives who are critical to its long-term success, the Company believes that its pay package should be competitive with others in the energy industry. Executives should be rewarded for both the short-term and long-term success of the Company and, conversely, be subject to a degree of downside risk in the event that the Company does not achieve its performance objectives.

To this end, executives have a compensation package which includes a base salary, participation in a cash based annual incentive plan, participation in an equity based long-term incentive plan and certain other compensation, including customary benefits as discussed in section D of Elements of Compensation below, and, in the case of the CEO, limited personal use of Company aircraft. The Company believes that this combination of base salary, short-term incentives, long-term incentives and other employee benefits provides the best balance between the need for the Company to provide executive compensation which is competitive in the marketplace and therefore necessary for recruiting and retention, and the desire to have management’s interests, motivations and prosperity aligned with the interests of the Company’s stockholders.

In order to promote the long-term as well as short-term interests of the Company and to more closely align the interests of its key employees to those of its stockholders, the Company uses a mix of short-term and long-term incentives. Individuals in a primary position to influence the growth of stockholder wealth have larger portions of their total compensation package delivered in the form of equity based long-term incentives.

The Company does not have employment agreements with its Named Executive Officers.

Elements of Compensation

A.    Base Salary

We target the median of competitive market pay levels for the base salary of our Named Executive Officers. It is the Company’s compensation philosophy to target base salaries at the 50th percentile (median) of the competitive marketplace. The Company targets the 50th percentile because it believes that it allows the organization to recruit, attract, and retain qualified management talent having the requisite skills and competencies to manage the Company and to deliver additional value for stockholders. In reality, some executives are paid above or below the 50th percentile because of their individual job performance, time in the position, and tenure with the Company. Executives’ salaries are ultimately determined based on the market pay levels as well as a combination of experience, duties and responsibilities, individual performance, Company performance, general economic conditions and marketplace compensation trends. The Committee made adjustments to the base salaries of our Named Executive Officers as follows:

Named Executive Officer	2006 Base Salary	2007 Base Salary	Adjustment for 2007	2008 Base Salary	Adjustment for 2008
Claiborne P. Deming	$1,070,000	$1,150,000	7.5%	$1,250,000	8.7%
Kevin G. Fitzgerald(1)	—	$425,000	—	$475,000	11.8%
David M. Wood(2)	—	$625,000	—	$675,000	8.0%
Harvey Doerr(3)	—	$625,000	—	$675,000	8.0%
Steven A. Cossé	$500,000	$525,000	5.0%	$575,000	9.5%

(1)	Kevin G. Fitzgerald was promoted to Senior Vice President and Chief Financial Officer of Murphy Oil Corporation on January 1, 2007. He served as Treasurer from July 2001 through December 2006 and was Director of Investor Relations from 1996 through June 2001.

(2)	David M. Wood was promoted to Executive Vice President of Murphy Oil Corporation responsible for worldwide exploration and production operations effective January 1, 2007. Mr. Wood served as President of Murphy Exploration & Production Company-International from March 2003 through December 2006 and was Senior Vice President of Frontier Exploration & Production from April 1999 through February 2003.

(3)	Harvey Doerr was promoted to Executive Vice President of Murphy Oil Corporation responsible for worldwide refining and marketing operations and strategic planning effective January 1, 2007. Mr. Doerr served as President of Murphy Oil Company Ltd. from September 1997 through December 2006.

In 2007, the Company completed a strategic reorganization of its management ranks in order to further sustain growth and deliver value to the stockholders. An integral part of this reorganization was the creation of three new position titles in the executive management of the Company. The indicated individuals were promoted to fill these roles with the Company and received substantial changes in the base salary consistent with the previously described compensation philosophy.

B.    Annual Incentive Plan

The purposes of the Company’s annual incentive plan are:

•	to provide incentive compensation to those officers, executives, and key employees who contribute significantly to the growth and success of the Company;

•	to attract and retain individuals of outstanding ability; and

•	to align the interests of those who hold positions of major responsibility in the Company with the interests of Company’s stockholders.

We target the median of competitive market pay levels for annual incentive compensation because we believe it allows us to retain and incent our executives. Executives have the opportunity to be compensated above the median of market pay levels when the Company has above market performance based on the established performance measure.

The Company’s current cash based annual incentive plan, the 2007 Annual Incentive Plan, was approved by stockholders at the 2007 annual meeting. The 2007 annual plan has been designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and provides the Company with a list of possible performance criteria that could be used for determination of performance-based awards.

Return on capital employed (ROCE) is used as a primary performance metric for the annual incentive plan because it measures the quality of the Company’s earnings by looking at net income earned on the capital employed in the business. The performance targeting the process for the ROCE metric is determined by first evaluating the Company’s weighted average cost of capital. The Committee believes that stockholders should receive a return which, at least, meets the cost of capital. In turn, this means that the Company has efficiently used the capital resources invested in the business and has earned a rate of return and level of income which exceeds the implied cost of such capital resources. ROCE is computed as a percentage based on the sum of (i) the Company’s annual net income, as adjusted for certain unusual and nonrecurring gains or losses and (ii) the Company’s after-tax net interest expense, divided by the sum of (a) the balance of the Company’s consolidated stockholders’ equity at January 1 of the respective year and (b) the average of the Company’s beginning and ending long-term debt during the respective year.

For 2007, the performance criteria included ROCE for 50% of the measurement and operating metrics for the other 50%. Performance metrics for 2007, the targets and ranges of performance required for achievement of a percentage of bonus incentive are shown in the following table:

Metric	Target	Min.	Max.	Actual
ROCE	12.0%	9.6%	16.8%	15.0%
Upstream Operated Production (BOE/day)	40,410	36,369	48,492	44,838
Upstream Non-Operated Production (BOE/day)	57,052	51,346	68,462	56,860
US Retail Fuel Volumes Sold (Gal./mo./site)	299,862	269,876	359,834	294,784
US Retail Non-Fuel Margin ($/mo./site)	$11,111	$10,000	$13,333	$12,839
US Refining Mechanical Availability	98.00%	96.50%	99.50%	94.98%
UK Retail Non-Fuel Income (£/yr.)	£61,920	£55,728	£74,304	£54,867

The above metrics were weighted differently for each business unit as shown below:

• Corporate
• ROCE	50.0%
• Upstream Operating Metrics	25.0%
• Downstream operating Metrics	25.0%

• Upstream
• ROCE	50.0%
• Operated Production	37.5%
• Non-Operated Production	12.5%

• Downstream Executive
• ROCE	50.0%
• Downstream Operating Metrics	50.0%

• US Retail
• ROCE	50.0%
• US Retail Fuel Volumes Sold	25.0%
• US Retail Non-Fuel Margin	25.0%

• US Refining
• ROCE	50.0%
• Mechanical Availability	50.0%

• UK Downstream
• ROCE	50.0%
• UK Non-Fuel Income	50.0%

The incentives for Deming, Fitzgerald, and Cossé are weighted under the Corporate scenario, Wood the Upstream scenario, and Doerr the Downstream Executive scenario.

The target ROCE rate was established based on consideration including (i) the rate of return on risk-free investments (Treasury Bills), (ii) a risk premium reflecting the increased return required to invest in equities, (iii) the cost of long-term debt, as measured by the Company’s annual interest expense on long-term debt and (iv) general industry conditions. The targets for other operating metrics were established based on our 2007 budget and historical data. Under the terms of the 2007 annual plan, achievement of 100% of the target rate results in the payment of 100% of individual target awards. For participants, achievement of the minimum results in the payment of 50% of individual target awards, and achievement of the maximum results in the payment of 200% of individual target awards. For Named Executive Officers, achievement of the minimum results in the payment of 62.5% of individual target awards and achievement of the maximum results in the payment of 250% of individual target awards. No awards are triggered if performance falls below the minimum. The plan also allows the Committee to modify awards based on individual performance; however, for the Named Executive Officers, upward adjustments are not permitted. For 2007, the Committee did not exercise discretion with respect to awards to Named Executive Officers.

Named Executive Officer	Target Bonus as a Percentage of Base Salary		Amount Awarded
Claiborne P. Deming	125%		$2,286,668
Kevin G. Fitzgerald	65%		$442,000
David M. Wood	75	%*	$900,000
Harvey Doerr	75	%*	$610,000
Steven A. Cossé	75	%*	$627,500

*	Increased to 85% for 2008.

C.    Long-term Incentive Compensation

Long-term incentive compensation for 2007 included stock options which were issued pursuant to the Company’s now replaced 1992 Stock Incentive Plan and awards of restricted stock units under the new 2007 Long-Term Incentive Plan.

This element of the Company’s compensation program is designed to align the interests of executives with the performance of the Company over time, as reflected both by absolute increases or decreases in the Company’s stock price.

The Company also grants performance-based restricted stock units as part of long-term incentive compensation. The realization of restricted stock units is based upon relative performance among the same thirteen companies used for compensation peer analysis (as described above). Because simple stock price appreciation is not enough to guarantee payment, management is at greater risk of forfeiture. Fixed-price stock options are inherently performance-based, because the exercise or grant price equals the average of the high and the low of the Company’s Common Stock on the date of the grant. Option holders realize no economic benefit unless the Company’s stock price increases in value subsequent to the grant date. This aligns the optionees’ interests with that of stockholders.

On February 6, 2007, the Committee awarded equity compensation with the value divided equally between stock options and performance-based restricted stock units to each of the Named Executive Officers. The Company believes that this equal weighting strikes an appropriate and fair balance between measuring our competitiveness and providing incentives for our executives. We generally target the median of competitive pay levels for the annual value of long-term incentive compensation, however, the 2007 awards exceeded the median based on both individual and Company performance. Total grants in 2007 equaled .64% of the Company’s issued and outstanding shares. Grants were as follows:

Named Executive Officer	Number of Stock Options	Number of Shares of Restricted Stock Units
Claiborne P. Deming	175,000	55,000
Kevin G. Fitzgerald	30,000	10,000
David M. Wood	75,000	25,000
Harvey Doerr	75,000	25,000
Steven A. Cossé	50,000	15,000

The Company has not and will not backdate stock options and the option price for all options is equal to the fair market price (average of daily high and low) on the date of the grant.

Beginning with 2006 grants, the stock option award form provides for automatic net settlement in stock, which reduces dilution. Upon exercise, shares having a fair market value equal to the exercise price as well as statutory minimum withholding taxes are withheld by the Company and only net shares are delivered to the holder of the option. The 2007 options, all of which are non-qualified, vest in two years as to half and in three years as to the remaining half. Unless otherwise forfeited, the options expire seven years from the date of the grant.

Performance-based restricted stock units awarded in 2007 will vest in three years based on how the Company’s total stockholder return compares to the total stockholder return of an index of thirteen energy companies. The same thirteen companies used for compensation peer analysis (as described above) are used for this purpose. The 2007 restricted stock unit awards contain four equally weighted measurement periods: year 1; year 2; year 3; and years 1-3 combined. Achievement of 50% of the group average is required for the payment of 50% of the target shares awarded, and achievement of 150% of the group average for the payment of 150% of the target shares. Phantom dividends are accumulated during the performance period and pay-out only if the underlying units pay out. Restricted stock units do not have any voting rights.

The long-term incentive plan is structured so as to qualify as performance based under Section 162(m) of the Internal Revenue Code. The stock option and performance-based restricted stock unit grants awarded in 2007 comply with Section 162(m) of the Code.

As noted above, the Company currently uses two forms of long-term incentive compensation: stock options and performance-based restricted stock units. The Company expects to continue to use these same two principal forms of equity-based incentives going forward. However, the 2007 long-term plan has been designed with a 10-year life, and it is possible that the Company may adopt a different long-term incentive compensation strategy in future years if necessary to respond to changes in the competitive marketplace, regulatory actions, and/or changes to business strategy. In order to provide the Company with flexibility going forward, the 2007 long-term plan provides the Company with possible alternative long-term equity incentive vehicles in addition to stock options and restricted stock units, including stock appreciation rights, performance shares, dividend equivalents, and other stock-based incentives. In addition, as noted above, the Company currently uses the criteria of total stockholder return (TSR) compared to the total stockholder return of a designated peer group of companies in order to determine performance-based restricted stock unit grants. The 2007 long-term plan includes a list of possible performance criteria that could be used for determination of performance-based awards. However, at this time, the Company contemplates continuing to use company vs. peer TSR as the performance criteria for the performance-based restricted stock or restricted stock unit grants, and has included the list of possible performance criteria for purposes of future flexibility in selecting meaningful criteria. The TSR measurement is used for the long-term incentives of the Company because TSR is a reflection of the return to stockholders (i.e., the amount of share price appreciation and dividends earned) and Murphy compares its TSR to that of its peers in the oil and gas industry sector. To the extent that the Company provides a TSR that is competitive with the TSR earned by its competitors, the Company’s stockholders are directly rewarded. Therefore, we believe that relative TSR is the most appropriate performance metric for Murphy Oil because it aligns management’s interests with those of all stockholders.

D.    Other Compensation

The Company’s executives are provided usual and customary employee benefits available to all employees (except certain hourly retail employees). These include thrift savings (401(k)), life insurance, accidental death & dismemberment insurance, medical/dental insurance, long-term disability insurance, and a Company sponsored defined benefit pension plan. The named executives are excluded from the Company’s employee stock purchase plan because they are eligible for long-term stock incentives and the ESPP was established as a vehicle for employees to acquire stock.

Tax regulations adversely affect certain highly compensated employees by restricting their full participation in qualified defined benefit pension and defined contribution (thrift) plans. In an effort to provide the same level of retirement benefit opportunity for all employees, the Company has a Supplemental Executive Retirement Plan (the “SERP”). The purpose of the SERP is to restore pension plan and thrift plan benefits which are not payable under such plans because of certain specified benefit and compensation limitations under tax regulations. The benefit to the Company of this arrangement is the retention and long-term service of employees who are otherwise unprotected by employment contracts. Otherwise, the Company does not offer a deferred compensation option to its Named Executive Officers.

An additional element of compensation, applicable only to the CEO, is limited personal use of Company aircraft. Mr. Deming is permitted up to twelve non-business trips per year within the continental United States. For 2007, Mr. Deming took 10 trips with an aggregate incremental cost to the Company of $79,006.

Executive Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on the review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Members of the Executive Compensation Committee are David J.H. Smith (Chair), James V. Kelley, William C. Nolan, Jr. and Neal E. Schmale.

Tabular Information for Named Executive Officers

Further information with respect to the individuals who served as the Company’s Principal Executive Officer, Principal Financial Officer and the three other most highly compensated officers of the Company during the year 2007 (collectively, the “Named Executive Officers”) is set forth in the following tables:

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Claiborne P. Deming	2007	1,143,333	N/A	1,914,756	2,475,610	2,286,668	858,249	197,256	8,875,872
President and Chief Executive Officer, Murphy Oil Corporation	2006	1,064,167	N/A	1,766,605	1,982,997	1,500,000	2,138,574	212,438	8,664,781

Kevin G. Fitzgerald	2007	425,000	N/A	235,336	298,638	442,000	238,507	29,005	1,668,486
Senior Vice President and
Chief Financial Officer,
Murphy Oil Corporation

David M. Wood	2007	625,000	N/A	666,183	912,216	900,000	210,236	51,497	3,365,132
Executive Vice President,
Murphy Oil Corporation

Harvey Doerr	2007	625,000	N/A	673,311	889,074	610,000	108,708	49,472	2,955,565
Executive Vice President,
Murphy Oil Corporation

Steven A. Cossé	2007	522,917	N/A	559,135	746,690	627,500	731,494	44,364	3,232,100
Executive Vice President and General Counsel, Murphy Oil Corporation	2006	496,667	N/A	478,891	605,874	600,000	1,243,202	43,048	3,467,682

(1)	Awards represent SFAS No. 123R expense in 2007 for shares awarded in 2004-2007. Dividends are paid on restricted stock at the same rate paid to all stockholders. Awards are subject to performance based conditions and are forfeited if grantee terminates for any reason other than retirement, death or full disability. The 2007 restricted stock unit awards vest three years from the date of grant and are valued using a Monte Carlo valuation model. There is no assurance that the value realized by the executive will be at or near the value estimated by the Monte Carlo method. The key assumptions for valuation of the stock awarded on February 6, 2007, and approved on May 9, 2007, were as follows:

Fair value per share at grant date	$45.05 to $48.23
Assumptions
Expected volatility	27.10%
Risk-free interest rate	4.64%
Stock beta	0.912
Expected life	3.00 years

(2)	Awards represent SFAS No. 123R expense in 2007 for options granted in 2004-2007. Options granted vest 50% at the end of two years and 100% at the end of three years from the date of grant and are exercisable for a period of seven years from the date of grant. Values were based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that value realized by the executives will be at or near the value estimated by the Black-Scholes model. The key assumptions for valuation of the option awards granted on February 6, 2007, were as follows:

Fair value per option grant	$ 15.02
Assumptions
Dividend yield	1.20%
Expected volatility	29.00%
Risk-free interest rate	4.70%
Expected life	4.75 years

(3)	Non-Equity Incentives were awarded and paid after the end of the year in which they are reported. Because these payments related to services rendered in the year prior to payment, the Company reported these incentives as a component of compensation expense in the prior year.
(4)	The increase in the present value of the accrued benefit for both the qualified and the excess retirement plans as of 12/31/07 assuming a discount rate at 12/31/07 of 6.50%. The total includes aggregate earnings in the last fiscal year detailed in the nonqualified deferred compensation table.
(5)	The total amounts shown in this column for 2007 consist of the following:

Mr. Deming: $59,400—Dividends on nonvested restricted stock; $79,006—Company plane usage; $1,680 Benefit attributable to Company-provided term life insurance policy; $57,170—Company contributions to defined contribution plans.
Mr. Fitzgerald: $6,075—Dividends on nonvested restricted stock; $1,680 Benefit attributable to Company-provided term life insurance policy; $21,250—Company contributions to defined contribution plans.
Mr. Wood: $18,563—Dividends on nonvested restricted stock; $1,680 Benefit attributable to Company-provided term life insurance policy; $31,254—Company contributions to defined contribution plans.
Mr. Doerr: $16,538—Dividends on nonvested restricted stock; $1,680 Benefit attributable to Company-provided term life insurance policy; $31,254—Company contributions to defined contribution plans.
Mr. Cossé: $16,538—Dividends on nonvested restricted stock; $1,680 Benefit attributable to Company-provided term life insurance policy; $26,146—Company contributions to defined contribution plans.

2007 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Claiborne P. Deming	02/06/07	893,229	1,429,167	3,572,918	27,500	55,000	82,500
Kevin G. Fitzgerald	02/06/07	172,656	276,250	690,625	5,000	10,000	15,000
David M. Wood	02/06/07	292,969	468,750	1,171,875	12,500	25,000	37,500
Harvey Doerr	02/06/07	292,969	468,750	1,171,875	12,500	25,000	37,500
Steven A. Cossé	02/06/07	245,118	392,188	980,470	7,500	15,000	22,500

Name	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Closing Price on Grant Date 02/06/07 ($/Sh)*	Grant Date Fair Value of Stock and Options Awards ($)
Claiborne P. Deming	55,000	175,000	51.07	50.95	5,218,863
Kevin G. Fitzgerald	10,000	30,000	51.07	50.95	921,575
David M. Wood	25,000	75,000	51.07	50.95	2,303,938
Harvey Doerr	25,000	75,000	51.07	50.95	2,303,938
Steven A. Cossé	15,000	50,000	51.07	50.95	1,457,463

*	Historically, the Exercise Price of Options has been determined using the average of the high and low of the stock price on the date of grant.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards
Name	Number of Securities Underlying Unexercised Exercisable Options (#)	Number of Securities Underlying Unexercised Unexercisable Options (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Claiborne P. Deming	100,000		N/A	12.4375	2/3/2008
	80,000			8.9219	2/2/2009
	120,000			14.2422	2/1/2010
	200,000			15.4150	2/6/2011
	240,000			19.4263	2/5/2012
	200,000			21.1700	2/4/2013
	160,000			30.2950	2/3/2011
	78,000	78,000		45.2275	2/1/2012
		152,000		57.3150	1/31/2013
		175,000		51.0700	2/6/2014
Kevin G. Fitzgerald	34,000		N/A	15.4150	2/6/2011
	40,000			19.4263	2/5/2012
	35,000			21.1700	2/4/2013
	20,000			30.2950	2/3/2011
	7,500	7,500		45.2275	2/1/2012
		12,500		57.3150	1/31/2013
		30,000		51.0700	2/6/2014
David M. Wood	60,000		N/A	14.2422	2/1/2010
	100,000			15.4150	2/6/2011
	35,000			21.1700	2/4/2013
	60,000			30.2950	2/3/2011
	25,000	25,000		45.2275	2/1/2012
		50,000		57.3150	1/31/2013
		75,000		51.0700	2/6/2014
Harvey Doerr	50,000		N/A	30.2950	2/3/2011
	20,000	20,000		45.2275	2/1/2012
		50,000		57.3150	1/31/2013
		75,000		51.0700	2/6/2014
Steven A. Cossé	40,000		N/A	14.2422	2/1/2010
	120,000			15.4150	2/6/2011
	100,000			19.4263	2/5/2012
	80,000			21.1700	2/4/2013
	60,000			30.2950	2/3/2011
	20,000	20,000		45.2275	2/1/2012
		50,000		57.3150	1/31/2013
		50,000		51.0700	2/6/2014

(1)	Upon a change in control, as defined in the 1992 Stock Incentive Plan, all outstanding awards shall vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of award. The Company has no other change in control agreements with the Named Executive Officers.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END, Cont.

	Stock Awards
Name	Number of Share or Units of Stocks That Have Not Vested (#)	Market Value of Shares or Units of Stocks That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)
Claiborne P. Deming	97,000	8,229,480	N/A	N/A
Kevin G. Fitzgerald	14,000	1,187,760	N/A	N/A
David M. Wood	37,500	3,181,500	N/A	N/A
Harvey Doerr	37,500	3,181,500	N/A	N/A
Steven A. Cossé	27,500	2,333,100	N/A	N/A

(1)	Upon a change in control, as defined in the 1992 Stock Incentive Plan, all outstanding awards shall vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of award. The Company has no other change in control agreements with the Named Executive Officers.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Claiborne P. Deming	240,000	$8,794,116	—	—
Kevin G. Fitzgerald	—	—	—	—
David M. Wood	—	—	—	—
Harvey Doerr	—	—	—	—
Steven A. Cossé	—	—	—	—

2007 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Claiborne P. Deming	Retirement Plan of Murphy Oil Corporation	28.50		577,372	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	28.50		7,114,930	—

Kevin G. Fitzgerald	Retirement Plan of Murphy Oil Corporation	24.62		497,016	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	24.62		722,076	—

David M. Wood	Retirement Plan of Murphy Oil Corporation	13.07		217,892	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	17.07	(1)	1,112,034	—

Harvey Doerr	Retirement Plan of Murphy Oil Corporation	1.00		15,029	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	1.00		79,694	—
	Retirement Plan of Murphy Oil Company Ltd.	16.33		243,730	—
	Murphy Oil Company Ltd. Supplemental Retirement Plan	20.33	(2)	2,293,290	—

Steven A. Cossé	Retirement Plan of Murphy Oil Corporation	28.18		921,935	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	28.18		3,587,247	—

(1)	As part of his employment with a subsidiary of the Company and prior to becoming a Named Executive Officer, Mr. Wood received an additional four years of credited service in the Murphy Oil Corporation Supplemental Executive Retirement Plan.

(2)	As part of his employment with a subsidiary of the Company and prior to becoming a Named Executive Officer, Mr. Doerr received an additional four years of credited service in the Murphy Oil Company, Ltd. Supplemental Executive Retirement Plan.

The purpose of the tax-qualified Retirement Plan is to provide retirement and incidental benefits for all employees who complete a period of faithful service. The purpose of the Supplemental Executive Retirement Plan (SERP) is to restore benefits which cannot be paid under the tax-qualified Retirement Plan because of certain specified benefit and compensation limitations under the Internal Revenue Code.

The compensation covered by the Plans is the average cash compensation (salary and bonus) over the highest paid 36-month period during the employee’s last ten years of employment. An employee begins participating in the plan after one year of salaried service, with 60 months of vesting service required to receive a benefit. Distribution elections for the qualified plan are made upon retirement. Benefits are computed on a single life annuity basis and are subject to a deduction for social security amounts. The pension benefits shown do not reflect any reductions in retirement benefits that would result from the selection of one of the plan’s various available survivorship options nor the actuarial reductions required by the plan for retirement earlier than age 62. For this purpose, Mr. Deming’s average compensation was $2,666,389, Mr. Fitzgerald’s $514,167, Mr. Wood’s $935,167, Mr. Doerr’s $1,060,913, and Mr. Cossé’s $1,017,639.

The estimated credited years of service used are as indicated in the table.

The following assumptions were used in determining the present value amounts at December 31, 2007.

•	Discount Rate — 6.50%

•	Mortality Table — RP-2000, combined active/retired, 7-year projection

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Claiborne P. Deming	75,978	45,920	2,032,511	—	5,174,555
Kevin G. Fitzgerald	18,504	10,000	4,320	—	103,879
David M. Wood	34,512	20,004	116,044	—	450,524
Harvey Doerr	34,512	20,004	925	—	55,441
Steven A. Cossé	26,341	14,896	204,432	—	844,023

(1)	The executive contributions in the last fiscal year have been included in the “Salary” of the Named Executive Officer on the Summary Compensation Table.
(2)	The registrant contributions in the last fiscal year have been included in the “All Other Compensation” of the Named Executive Officer on the Summary Compensation Table.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)*
Equity compensation plans approved by stockholders	5,801,510	$31.65	7,434,566
Equity compensation plans not approved by stockholders	19,785	50.66	N/A

Total	5,821,295	$31.71	7,434,566

*	Number of shares available for issuance determined by calculating one percent of the issued and outstanding shares for the 2007 Long-term Incentive Plan, plus 562,372 available shares for the Stock Plan for Non-Employee Directors and 471,194 available shares for the Employee Stock Purchase Plan.

SUMMARY DESCRIPTION OF MATERIAL TERMS OF EQUITY COMPENSATION PLANS NOT APPROVED BY STOCKHOLDERS:

The Company’s UK based subsidiary offers its employees a plan that encourages savings and provides for the acquisition of Company stock. The Save As You Earn Plan (SAYE) is Inland Revenue approved. The SAYE allows employees to contribute up to £3,000 annually. Contributions are invested in an approved Building Society for a three year period, at the end of which, the employee has the option to direct the amount saved and the interest earned to purchase Company stock at a price equal to 90% of the fair market value of the stock at the beginning of that period. It is permitted to run three plans concurrently but the individual savings limit is £3,000 annually on an aggregate basis. The following details the SAYE plans:

	Start Date	Maturity	Options Outstanding	Options Exercised
SAYE 2003	05/04	04/07	—	7,780
SAYE 2005	01/06	12/09	12,435	—
SAYE 2007	08/07	08/10	7,350	—

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board desires that the stockholders indicate their approval or disapproval of the Audit Committee’s action in appointing KPMG LLP the Company’s independent registered public accounting firm for the fiscal year 2008. KPMG LLP has been serving the Company and its subsidiaries in this role for many fiscal years. KPMG LLP has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of KPMG LLP are expected to be present at the Annual Meeting for the purpose of responding to inquiries by stockholders, and such representatives will have an opportunity to make a statement if they desire to do so.

The Audit Committee pre-approves any engagement of KPMG LLP. In the fiscal year 2007, the percentage of services designated for audit fees, audit-related fees and tax fees that were approved by the Audit Committee were 91%, 3%, and 6%, respectively.

In the event a majority of the stockholders voting should indicate disapproval of the appointment of KPMG LLP, the adverse vote will be considered as a directive to the Audit Committee to select other auditors for the following year. Because of the difficulty and expense of making any substitution of auditors during a year, it is contemplated that the appointment for the fiscal year 2008 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

The Board recommends that stockholders vote FOR approval of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2008. Proxies solicited on behalf of the Board will be voted FOR this proposal.

AUDIT COMMITTEE REPORT

In connection with the Company’s December 31, 2007 consolidated financial statements, the Audit Committee reviewed and discussed the audited financial statements with management and the specific disclosures contained in the Company’s Form 10-K, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61 and Independence Standards Board Statement No.1, and considered the compatibility of non-audit services with KPMG LLP’s independence. The Committee met ten times in 2007. Fees for services provided by the Company’s principal independent registered public accounting firm, KPMG LLP, for the years ended December 31, 2007 and 2006 were as follows:

	2007	2006
Audit fees	$2,910,000	$2,496,713
Audit-related fees(1)	100,763	156,800

Audit and audit-related fees	3,010,763	2,653,513

Tax fees(2)	202,655	125,089
All other fees	—	—

Total fees	$3,213,418	$2,778,602

(1)	Audit-related fees consisted principally of fees for audits of financial statements of employee benefit plans, review of accounting for proposed transactions, audits of properties acquired or sold in Western Canada, and other reports primarily required by U.S. government agencies.
(2)	Tax fees consisted of services for sales and use tax consultation, income tax consultation and tax compliance services.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007.

This report is submitted by the members of the Audit Committee: R. Madison Murphy (Chairman), Frank W. Blue, James V. Kelley, Neal E. Schmale and William C. Nolan, Jr.

STOCKHOLDER PROPOSAL

The following stockholder proposal was submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds, 1 Centre Street, New York, New York 10007. The New York City Pension Funds hold 483,513 shares of the Company’s Common Stock.

SUPPORTING STATEMENT

WHEREAS, corporations with non-discrimination policies relating to sexual orientation have a competitive advantage to recruit and retain employees from the widest talent pool;

Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity;

The company has an interest in preventing discrimination and resolving complaints internally so as to avoid costly litigation and damage its reputation as an equal opportunity employer;

Atlanta, Seattle, Los Angeles, and San Francisco have adopted legislation restricting business with companies that do not guaranteed equal treatment for lesbian and gay employees and similar legislation is pending in other jurisdictions;

The company has operations in and makes sales to institutions in states and cities which prohibit discrimination on the basis of sexual orientation;

A recent National Gay and Lesbian Taskforce study has found that 16% — 44% of gay men and lesbians in twenty cities nationwide experienced workplace harassment or discrimination based on their sexual orientation;

National public opinion polls consistently find more than three-quarters of the American people support equal rights in the workplace for gay men, lesbians, and bisexuals;

A number of Fortune 500 corporations have implemented non-discrimination policies encompassing the following principles:

1)	Discrimination based on sexual orientation and gender identity will be prohibited in the company’s employment policy statement.
2)	The company’s non-discrimination policy will be distributed to all employees.
3)	There shall be no discrimination based on an employee’s actual or perceived health condition, status, or disability.
4)	There shall be no discrimination in the allocation of employee benefits on the basis of sexual orientation or gender identity.
5)	Sexual orientation and gender identity issues will be included in corporate employee diversity and sensitivity programs.
6)	There shall be no discrimination in the recognition of employee groups based on sexual orientation or gender identity.
7)	Corporate advertising policy will avoid the use of negative stereotypes based on sexual orientation or gender identity.
8)	There shall be no discrimination in corporate advertising and marketing policy based on sexual orientation or gender identity.
9)	There shall be no discrimination in the sale of goods and services based on sexual orientation or gender identity, and
10)	There shall be no policy barring on corporate charitable contributions to groups and organizations based on sexual orientation.

RESOLVED: The Shareholders request that management implement equal employment opportunity policies based on the aforementioned principles prohibiting discrimination based on sexual orientation and gender identity.

STATEMENT: By implementing policies prohibiting discrimination based on sexual orientation and gender identity, the Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

STATEMENT IN OPPOSITION

The Board unanimously recommends that you vote AGAINST this proposal for the following reasons:

This proposal advocates the implementation of various specific principles in support of prohibiting discrimination based on sexual orientation and gender identity. Our Board certainly recognizes and adheres to the principle that discrimination does not belong in the workplace. Further, our Board is committed to the Company’s continued development of a diverse workforce in all of the communities in which our employees live and work. To this end, the Company continually reviews its employment policies to achieve and maintain non-discriminatory practices throughout the employment relationship.

The Company is an equal opportunity employer with a written employment policy that strictly prohibits discrimination on the basis of race, color, religion, sex, age, national origin, disability or any other characteristic protected by applicable law. However, in light of this proposal and to clarify the Company’s commitment to non-discrimination, our Board has authorized the inclusion of sexual orientation in the foregoing list of formally protected statuses. By taking this action, our Board believes that it has adequately addressed the issues raised in the proposal, while balancing the needs of the Company in having a manageable employment policy based on fundamental, broad-based principles.

With respect to the narrowly-focused principles espoused in the proposal, the Company’s position is that its employment policies and practices already encapsulate these concepts. Indeed, the Company treats each employee or applicant for employment as an individual and all decisions are made solely on the basis of relevant qualifications, experience, and performance capabilities. Our managers and supervisors at all levels are tasked with the responsibility to ensure implementation of these equal employment opportunity principles as they apply to every phase of employment, including, but not limited to, hiring, promotion, training, transfer, and termination.

In addition to the foregoing aspects of employment, the Company also follows a zero tolerance policy against any form of harassment. As stated in the Company’s Code of Business Conduct and Ethics, we insist on respecting the rights of others in the workplace. Behaviors that constitute inappropriate or unwelcome personal conduct are unacceptable, as is any harassment on the basis of any legally protected status.

Taken together, the Company’s directives with respect to equal employment opportunity and harassment represent a broad policy of non-discrimination that both meets the requirements of federal law and provides an ethical framework for the fair treatment of our employees. As such, the Company will continue to base employment-related decisions on merit, while respecting each individual’s right to privacy. We, therefore, reiterate our belief that, with the Company’s addition of sexual orientation in the list of protected categories in its written employment policy, the Company’s policies and practices strike an appropriate balance between an exhaustive list of all possible areas of non-discrimination and a delineation of the overarching principles of non-discrimination that best serves the interests of our employees as well as future applicants for employment.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals for the annual meeting of stockholders in the year 2009 must be received by the Company at its executive offices on or before November 28, 2008, in order to be considered for inclusion in the proxy materials.

A stockholder may wish to have a proposal presented at the annual meeting of stockholders in 2009, but without the Company being required to include that proposal in the Company’s proxy statement and form of proxy relating to that meeting. This type of proposal is subject to the advance notice provisions of the Company’s by-laws. In the case of the 2009 Annual Meeting of Stockholders, notice must be received by the Company at its executive offices no earlier than January 16, 2009, and no later than February 13, 2009.

ELECTRONIC AVAILABILITY OF PROXY MATERIALS FOR 2008 ANNUAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 14, 2008. This Proxy Statement and Murphy Oil Corporation’s Annual Report to Stockholders and Form 10-K for fiscal year 2007 are available electronically at www.murphyoilcorp.com/ir/reports.aspx.

OTHER INFORMATION

The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment.

The expense of this solicitation, including cost of preparing and mailing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.

In certain instances one copy of the Company’s annual report or proxy statement is being delivered to two or more stockholders who share an address. Upon request, the Company will promptly deliver a separate copy of the annual report or Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered. Conversely, stockholders sharing an address who are receiving multiple copies of annual reports or Proxy Statements may request delivery of a single copy.

Requests in this regard should be addressed to:

Walter K. Compton

Secretary

Murphy Oil Corporation

P.O. Box 7000

El Dorado, Arkansas 71731-7000

(870) 862-6411

The above Notice and Proxy Statement are sent by order of the Board of Directors.

Walter K. Compton

Secretary

El Dorado, Arkansas

March 28, 2008

PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR INTERNET AS DESCRIBED ON THE PROXY CARD.

EXHIBIT A

PROPOSED 2008 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

I.	Plan Purpose.

The purpose of the 2008 Stock Plan for Non-Employee Directors (the “Plan”) is to advance the interests of Murphy Oil Corporation (the “Company”) by enhancing the ability of the Company to attract and retain directors who are in a position to make significant contributions to the success of the Company and to reward directors for such contributions.

II.	Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(1)	“Board” means the Board of Directors of the Company.

(2)	“Change in Control” shall be deemed to have occurred if (i) any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act, but excluding the Company, any of its subsidiaries or any employee benefit plan of the Company or the “Murphy Family”) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company’s then outstanding securities; or (ii) the stockholders of the Company shall approve a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation a majority of the directors of which were not directors of the Company immediately prior to the merger and in which the stockholders of the Company immediately prior to the effective date of such merger own less than 50 percent of the voting power in such corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company. Murphy Family means (a) the C.H. Murphy Family Investments Limited Partnership, (b) the estate of C.H. Murphy, Jr., and (c) siblings of the late C.H. Murphy, Jr. and his and their respective Immediate Family. “Immediate Family” of a person means such person’s spouse, children, siblings, mother-in-law and father-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law.

(3)	“Code” means the Internal Revenue Code of 1986, as amended, together with the published rulings, regulations, and interpretations duly promulgated thereunder.

(4)	“Committee” means the Committee referred to in Section III of the Plan which has been designated by the Board to administer the Plan.

(5)	“Common Stock” or “Common Share” means the Common Stock of the Company, with a par value of $1.00 per share.

(6)	“Company” means Murphy Oil Corporation and any successor organization.

(7)	“Disability” means a physical or mental condition that prevents the Participant from performing his duties as a member of the Board for a period expected to exceed six consecutive months.

(8)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(9)	“Fair Market Value” of a share of Common Stock is the mean of the highest and lowest prices per share on the New York Stock Exchange Consolidated Tape, or such service as the Board may select, on the appropriate date, or in the absence of reported sales on such day, the most recent previous day for which sales were reported.

(10)	“Non-Employee Director” means a person who, as of any applicable date, is a member of the Board of Directors and is not an employee of the Company or any of its subsidiaries.

(11)	“Non-Qualified Stock Option” means a Stock Option granted under Section VI below which is not intended to be an incentive stock option within the meaning of Section 422 of the Code.

(12)	“Option Price” means the price specified in Section VI below.

(13)	“Participant” means the recipient of a Stock Option, Restricted Stock Award, or Restricted Stock Unit Award granted under the Plan.

(14)	“Person” means an individual, corporation, partnership, association, trust, or any other entity or organization.

(15)	“Restricted Period” means the period designated by the Committee during which Restricted Stock or Restricted Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered and during which such stock is subject to forfeiture.

(16)	“Restricted Stock” means those shares of Common Stock issued pursuant to a Restricted Stock Award, which are subject to the restrictions, terms, and conditions specified by the Committee pursuant to Section VII.

(17)	“Restricted Stock Award” means an award of restricted stock pursuant to Section VII.

(18)	“Restricted Stock Unit” shall mean a right granted in accordance with Section VII to receive a share of Common Stock or its equivalent value in cash, subject to such Restricted Period and/or performance conditions as the Committee shall determine.

(19)	“Restricted Stock Unit Award” means an award of restricted stock units pursuant to Section VII.

(20)	“Retirement” means retirement from the Board of Directors in all events the earlier of reaching age 72 or at such time as agreed upon by the Committee.

(21)	“Stock Option” or “Option” means any Non-Qualified Stock Option to purchase shares of Common Stock granted pursuant to Section VI below.

(22)	“Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

III.	Administration.

The Plan shall be administered by a Committee of the Board of Directors, designated by the Board and to be comprised of not less than two members of the Board. Each director, while serving as a member of the Committee, shall be considered to be acting in his capacity as a director of the Company. Members of the Committee shall be appointed from time to time for such terms as the Board shall determine, and may be removed by the Board at any time with or without cause. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to construe and interpret the Plan, to establish, amend, and rescind appropriate rules and regulations relating to the Plan, to determine the Persons to whom and the time or times at which to grant Stock Options, Restricted Stock Awards, and Restricted Stock Unit Awards thereunder, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the Stock Options, Restricted Stock Awards, and Restricted Stock Units Awards granted thereunder, as it may deem necessary or advisable to carry out the provisions and intent of the Plan. All determinations of the Committee shall be by a majority of its members, and its determinations shall be final and conclusive for all purposes and upon all Persons, including but without limitation, the Company, the Committee, the Board of Directors of the Company, the Participants, and their respective successors in interest.

IV.	Shares Subject to the Plan.

Subject to any adjustment as provided in Section XI, an aggregate of 500,000 shares of Common Stock shall be available for issuance of grants under the Plan. The shares of Common Stock deliverable upon the exercise of Stock Options or the award of Restricted Stock or Restricted Stock Units may be made available from authorized but unissued Common Shares or Common Shares reacquired by the Company, including Common Shares purchased in the open market. If any grants under the Plan shall expire or terminate for any reason without having been exercised in full, the Common Shares subject to, but not delivered under, such grants may again become available for the grant of other Stock Options, Restricted Stock, or Restricted Stock Units under the Plan. No Common Shares deliverable to the Company in full or partial payment of the purchase price payable pursuant to Section VI of the Plan shall become available for the grant of other Stock Options, Restricted Stock, or Restricted Stock Units under the Plan.

V.	Eligibility.

Only Non-employee Directors are eligible to be granted Stock Options, Restricted Stock, or Restricted Stock Units under the Plan.

VI.	Stock Options.

Each Stock Option granted under this Plan shall be evidenced by a written agreement which shall comply with and be subject to the following terms and conditions.

(1)	Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom Stock Options may be granted, the number of shares to be covered by each Stock Option, and the conditions and limitations, if any, in addition to those set forth in this Section VI, applicable to such Stock Options. Each such grant shall be confirmed by an agreement executed by the Company and the Participant, which agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of the Plan with respect to such grant. Unless otherwise determined by the Committee, each grant agreement shall provide that the Stock Option is not transferable by the Participant otherwise than by will or by the laws of descent and distribution, and is exercisable, during the Participant’s lifetime, only by such Participant.

(2)	Grant Price. The Committee shall establish the grant price at the time each Stock Option is granted, which price shall not be less than 100 percent of the Fair Market Value of the Common Stock on the date of grant.

(3)	Exercisability and Term. Each Stock Option granted under the Plan will become exercisable and mature in three equal annual installments commencing on the first anniversary of the date of grant and annually thereafter. Each Stock Option granted under the Plan shall expire ten years from the date of grant, except as otherwise set forth in Section VIII of the Plan.

(4)	Payment Upon Exercise. Stock Options may be exercised only upon payment to the Company in full of the grant price of the Common Shares to be delivered. Such payment shall be made in cash or in Common Stock, or in a combination of cash and Common Stock, or such other considerations as shall be approved by the Committee. The sum of the cash and the Fair Market Value of such Common Stock or other consideration shall be at least equal to the aggregate grant price of the Common Shares to be delivered.

VII.	Restricted Stock Awards and Restricted Stock Units.

(1)	Grant of Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan as determined by the Committee. Restricted Stock is an award or issuance of shares, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued service and/or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are awards denominated in units of Shares under which the issuance of shares is subject to such conditions (including continued service and/or performance conditions) and terms as the Committee deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an agreement. Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one Common Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Common Shares. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(2)	Contents of Agreement. Each agreement shall contain provisions regarding (a) the number of Common Shares or Restricted Stock Units subject to such award or a formula for determining such number, (b) the purchase price of the Common Shares, if any, and the means of payment, (c) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Common Shares or Restricted Stock Units granted, issued, retainable, and/or vested, (d) such terms and conditions on the grant, issuance, vesting, and/or forfeiture of the Common Shares or Restricted Stock Units as may be determined from time to time by the Committee, (e) the term of the Performance Period, if any, during which the performance will be measured for determining the number of such Common Shares or Restricted Stock Units, and (f) restrictions on the transferability of the Common Shares or Restricted Stock Units. Common Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

(3)	Vesting and Performance Criteria. The grant, issuance, retention, vesting, and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes, which may include performance measures. The grant, issuance, retention vesting and/or settlement of Shares under any such Award that is based on performance measures and level of achievement versus such criteria will be subject to a performance period of not less than six months.

(4)	Voting Rights. Unless otherwise determined by the Committee at the time of grant, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(5)	Dividends. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares, unless otherwise determined by the Committee at the time of grant. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Committee.

VIII.	Change in Control.

Upon the occurrence of a Change in Control (as defined herein), all outstanding Stock Options, Restricted Stock Awards, and Restricted Stock Unit Awards granted to Participants shall become immediately vested, exercisable and nonforfeitable, and shall remain vested, exercisable and nonforfeitable during their remaining terms.

IX.	Stock Options in the Event of Termination.

Unless otherwise determined by the Committee, the following shall apply to Stock Option grants under Section VI of the Plan.

(1)	Termination of Board Membership Because of Retirement or Disability. If a Participant’s membership on the Board of Directors terminates because of Retirement or Disability, any Stock Option held by the Participant may be exercised, in whole or in part, to the extent not previously exercised, only during the period (i) beginning on the later of (A) one year after the date of grant of such Stock Option or (B) the date of termination of Board membership due to Retirement or Disability; and (ii) ending on and including the earlier of (A) the last day of the original exercise period remaining under the applicable award agreement or (B) the third anniversary of the date of termination of Board membership due to Retirement or Disability.

(2)	Termination of Board Membership Because of Death. If a Participant’s membership on the Board of Directors terminates because of death, any Stock Option held by the Participant may be exercised, in whole or in part, to the extent not previously exercised, only during the period (i) beginning on the date of death; and (ii) ending on and including the earlier of (A) the last day of the original exercise period remaining under the applicable award agreement or (B) the third anniversary of the date of death.

(3)	Death After Termination of Board Membership Because of Retirement or Disability. If a Participant dies after the Participant’s membership on the Board of Directors has terminated because of Retirement or Disability, any Stock Option held by the Participant may be exercised, in whole or in part, to the extent not previously exercised, only during the period (i) beginning on the date of death; and (ii) ending on and including the earlier of (A) the last day of the original exercise period remaining under the applicable award agreement or (B) the third anniversary of the date of termination of Board membership due to Retirement or Disability.

(4)	Termination of Board Membership for Reasons other than Retirement, Disability, Death or a Change in Control. If a Participant’s membership on the Board of Directors terminates for any reason other than Retirement, Disability, Death or a Change in Control, the Stock Options held by such Participant, to the extent not previously vested, shall be forfeited at the time of such termination of Board membership.

X.	Restricted Stock and Restricted Stock Units in the Event of Termination.

(1)	Termination of Board Membership because of Retirement, Disability or Death. If a Participant’s membership on the Board of Directors terminates because of Retirement, Disability or death, the restrictions shall be lifted on all Restricted Stock and Restricted Stock Units held by the Participant.

(2)	Termination of Board Membership for Reasons other than Retirement, Disability, Death or a Change in Control. If a Participant’s membership on the Board of Directors terminates for any reason other than Retirement, Disability, Death or a Change in Control, the Restricted Stock and Restricted Stock Units held by such Participant, to the extent not previously realized, shall be forfeited at the time of such termination of Board membership.

XI.	Adjustments Upon Changes in Common Stock.

If there shall be any change in the Common Stock subject to the Plan or to any Stock Option, Restricted Stock, or Restricted Stock Unit granted thereunder through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, exchange of stock, or other change in the corporate structure, appropriate adjustments shall be made in the aggregate number and kind of shares or other securities or property subject to the Plan, and the number and kind of shares or other securities or property subject to outstanding and to subsequent Stock Option, Restricted Stock, or Restricted Stock Unit grants and in the purchase price of outstanding Stock Options to reflect such changes.

XII.	Plan Amendments and Termination.

The Board may amend, alter, or discontinue the Plan at any time, but no amendment, alteration, or discontinuation shall be made which would impair the rights of a Participant under a Stock Option, Restricted Stock, or Restricted Stock Unit theretofore granted, without the Participant’s consent, or which would cause the Plan not to continue to comply with Rule 16b-3 under the Exchange Act, or any successor to such Rule. Subject to the above provisions, the Board shall have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

XIII.	Limitations.

Unless otherwise stated herein, the following limitations shall be applicable to Participants and their rights as stockholders.

(1)	No Right to Continue as a Director. Neither the Plan, nor the granting of a Stock Options, Restricted Stock, or Restricted Stock Unit nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue as a director for any period of time, or at any particular rate of compensation.

(2)	No Stockholders’ Rights for Stock Options. A Participant granted a Stock Option hereunder shall have no rights as a stockholder with respect to the Common Shares covered by Stock Options granted hereunder until the date of the issuance of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

XIV.	Notice.

Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

XV.	General Provisions.

The following general provisions are applicable to the Plan.

(1)	The Committee may require each Person purchasing Common Shares pursuant to a Stock Option or realizing Common Stock pursuant a grant of Restricted Stock or Restricted Stock Unit to represent to and agree with the Company in writing that such Person is acquiring the Common Shares without a view to distribution thereof. The certificates for such Common Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, the New York Stock Exchange, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

(2)	Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(3)

No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to a Stock Option, Restricted Stock award, or Restricted Stock Unit award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local, or foreign taxes of any kind required by law to be withheld with respect to such amount. Subject to the consent of the Committee and to such limitations as the Committee may impose, withholding obligations may be settled with Common Stock, including Common Stock that is part of the grant that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(4)

The Board intends that, except as may be otherwise determined by the Committee, any Awards under the Plan satisfy the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) to avoid the imposition of any taxes, including additional income taxes, thereunder. If the Committee determines that an Award Agreement, payment distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Grantee to become subject to Section 409A unless the Committee expressly determines otherwise, such Award, Agreement, payment distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provision of the Plan and/or Award Agreement will be deemed modified, or, if necessary, rescinded in order to comply with the requirements of Section 409A which is to be paid out when vested, such payment shall be made as soon as administratively feasible after the Award became vested, but in no event shall such payment be made later than 2 1/2 months after the end of the calendar year in which the Award became vested unless otherwise permitted under the exemption provisions of Section 409A.

(5)	Agreements with respect to awards pursuant to the Plan may contain, in addition to terms and conditions prescribed in the Plan, such other terms and conditions as the Committee may deem appropriate provided such terms and conditions are not inconsistent with the provisions of the Plan.

(6)	It is the Company’s intent that the Plan comply in all respects with Rule 16b-3 under the Exchange Act, and any successor rule thereto.

(7)	In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(8)	The Plan and all awards made and actions taken thereunder shall be governed by the laws of the State of Arkansas, without regard to the conflict of law provisions of any state, and shall be construed accordingly.

XVI.	Effective Date and Termination of Plan.

The Plan shall become effective immediately following approval by the stockholders of the Company at the 2008 Annual Meeting of Stockholders. The Plan shall terminate on the fifth anniversary of the date of the Plan’s approval by stockholders.

200 PEACH STREET P.O. BOX 7000 EL DORADO, AR 71731-7000	INSTRUCTIONS FOR VOTING BY TELEPHONE, INTERNET, OR MAIL

Murphy Oil Corporation encourages you to take advantage of new and convenient ways to vote the shares for proposals to be covered at the Annual Meeting of Stockholders. Please take this opportunity to use one of the three voting methods detailed below to vote these shares. This year, voting has been made easier than ever.

Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on May 13, 2008.

• Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

• Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

• Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Murphy Oil Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MRPHY1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MURPH Y OIL CORPORATION					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends a vote FOR all Nominees:
1.	Election of Directors
	Nominees:				☐	☐	☐
	01)	F.W. Blue	06)	W.C. Nolan, Jr.
	02)	C.P. Deming	07)	I.B. Ramberg
	03)	R.A. Hermes	08)	N.E. Schmale
	04)	J.V. Kelley	09)	D.J.H. Smith
	05)	R.M. Murphy	10)	C.G. Theus

The Board of Directors recommends a vote FOR the following proposal:										For	Against	Abstain

2.	Proposed 2008 Stock Plan for Non-Employee Directors.									☐	☐	☐

The Board of Directors recommends a vote AGAINST the following proposal:

3.	Shareholder proposal concerning the Company’s non-discrimination in employment policy.									☐	☐	☐

The Board of Directors recommends a vote FOR the following proposal:

4.	Approve the appointment of KPMG LLP as independent registered public accounting firm.									☐	☐	☐

For address changes and/or comments, please check this box and write them on the back whereindicated.							☐

Please indicate if you plan to attend this meeting.					☐	☐

					Yes	No

Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Proxy – Murphy Oil Corporation

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING, MAY 14, 2008

The stockholder(s) whose name(s) appear(s) on the reverse side hereby appoints William C. Nolan, Jr. and Claiborne P. Deming, or each of them, as the stockholder’s proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Murphy Oil Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on May 14, 2008, at 10:00 a.m., Central Daylight Time, and any adjournments thereof, as fully as the stockholder could if personally present.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 4 AND AGAINST PROPOSAL 3. AS FAR AS THE COMPANY KNOWS, THESE ARE THE ONLY MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING. AS TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED AS PROXIES MAY VOTE THESE SHARES IN THEIR DISCRETION.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

IMPORTANT – This Proxy, if mailed, must be signed and dated on the reverse side.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card. THANK YOU FOR VOTING
(continued on reverse side)